Common Stock

This prospectus relates solely to the resale or other disposition by the selling stockholders named herein of up to (i) 8,696,552 shares of our common stock and (ii) 5,096,552 shares of our common stock issuable upon exercise of pre-funded warrants, all of which were initially issued by us pursuant to the Securities Purchase Agreement dated October 10, 2022 by and among us and the selling stockholders. We are registering these shares of common stock on behalf of the selling stockholders to satisfy certain registration rights that we have granted to the selling stockholders.

The selling stockholders, or their respective pledgees, donees, transferees or other successors-in-interest, may, from time to time, resell, transfer, or otherwise dispose of any or all of the shares of common stock at prevailing market prices at the time of sale, at prices related to prevailing market prices or at privately negotiated prices, to or through underwriters, broker-dealers, agents, or through any other means described in the section of this prospectus titled “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and will not receive any proceeds from the sale of these shares of common stock. The selling stockholders will each bear their respective commissions and discounts, if any, attributable to the sale or disposition of the shares of common stock held by such selling stockholder. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “IMUX.” On December 19, 2022, the closing price of our common stock on the Nasdaq Global Select Market was $1.13 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus contained in our filings made with the Securities and Exchange Commission, and any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this prospectus is  December 20, 2022.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	3
PROSPECTUS SUMMARY	5
ABOUT THIS OFFERING	8
RISK FACTORS	9
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	22

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf’ registration process. This prospectus describes the general manner in which the selling stockholders identified in this prospectus may offer from time to time in one or more transactions up to 13,793,104 shares of our common stock.

This prospectus only provides you with a general description of the shares of common stock that may be sold in these transactions. If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement we filed with the SEC. For further information about us or the shares of common stock offered hereby, you should carefully read this prospectus, any applicable prospectus supplement, any related free writing prospectuses, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we may authorize to be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectuses, as well as information we have previously filed with the SEC, and incorporated by reference, is accurate only as of the date on the cover of those documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date----for example, a document incorporated by reference in this prospectus----the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. To the extent there are inconsistencies between any prospectus supplement, this prospectus and/or any documents incorporated by reference, the document with the most recent date will control.

Cautionary Note Regarding Forward-Looking Statements

In addition to historical information, this prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that may be preceded by, or contain, words such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” “might,” “could,” “would,” “should” or similar expressions and the negatives of those terms, or other words indicating future results, though not all forward-looking statements necessarily contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such statements may include, but are not limited to, statements concerning the following:

•	the strategies, prospects, plans, expectations and objectives of management;

•	our ability to maintain compliance with Nasdaq listing standards;

•	strategies with respect to our drug development programs, including expected timing and results of clinical trials and anticipated clinical milestones, the potential for our drug candidates to safely and effectively target diseases, and their commercial potential;

•	our estimates regarding future financial position, future revenue (if any), projected expenses, capital requirements, projected cash requirements, sufficiency of cash and needs for additional financing;

•	the availability of funding for future operations, and possible sources and types of funding;

•	our ability to protect intellectual property rights and our intellectual property position;

•	future economic conditions or performance;

•	proposed products or product candidates;

•	our ability to retain key personnel;

•	our ability to maintain effective internal control over financial reporting; and

•	beliefs and assumptions underlying any of the foregoing.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, and have filed with the SEC as exhibits, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should read all such documents carefully and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy shares of our common stock Unless the context requires otherwise, references in this prospectus to “Immunic,” “we,” “us” and “our” refer to Immunic, Inc. and its subsidiaries.

Company Overview

We are a clinical-stage biopharmaceutical company with a pipeline of selective oral immunology therapies focused on treating chronic inflammatory and autoimmune diseases. We are headquartered in New York City with our main operations in Gräfelfing near Munich, Germany. We currently have approximately 65 employees.

We are currently pursuing three development programs. These include: the vidofludimus calcium (IMU-838) program, which is focused on the development of oral formulations of a small molecule inhibitor of the enzyme dihydroorotate dehydrogenase (“DHODH”); the IMU-935 program, which is focused on an inverse agonist of retinoic acid receptor-related orphan nuclear receptor gamma truncated (“RORγt”), an immune cell-specific isoform of RORγ; and the IMU-856 program, which involves the development of a drug targeting the restoration of intestinal barrier function and regeneration of bowel epithelium. These product candidates are being developed to address diseases such as multiple sclerosis ("MS"), psoriasis and gastrointestinal diseases.

The following table summarizes the potential indications, clinical targets and clinical development status of our three product candidates:

Our most advanced drug candidate, vidofludimus calcium (IMU-838), targets DHODH, a key enzyme in the intracellular metabolism of immune cells in the body. In the third quarter of 2020, we reported positive results from our Phase 2 EMPhASIS trial of vidofludimus calcium in relapsing-remitting multiple sclerosis (“RRMS”), achieving both primary and key secondary endpoints with high statistical significance. The first patient in our Phase 3 ENSURE program of vidofludimus calcium in relapsing multiple sclerosis (“RMS”), comprising twin studies evaluating efficacy, safety, and tolerability of vidofludimus calcium versus placebo, was enrolled in November 2021. The first patient in our supportive Phase 2 CALLIPER trial of vidofludimus calcium in progressive multiple sclerosis (“PMS”) was enrolled in September 2021. Our current goal is to report data from the interim analysis of the CALLIPER trial in the second half of 2023 and to read-out top-line data at the end of 2024. Moreover, the read-out of the first of the ENSURE trials is currently targeted for end of 2025. Although we currently believe that each of these goals is achievable, they are each dependent on numerous factors which are not under our direct control and can be difficult to predict. We plan to periodically review this assessment and provide updates of material changes as appropriate.

Additional antiviral-directed development activities remain ongoing through preclinical research examining the potential to treat a broad set of viral indications with vidofludimus calcium and other DHODH inhibitors and further antiviral molecules. Immunic is exploring several options to support further development of our antiviral portfolio, including a potential spin-off into a new or existing company and potential licensing transactions.

If approved, we believe that vidofludimus calcium has the potential to be a unique treatment option matched to the biology of MS with (1) anti-inflammatory effects, (2) antiviral effects, and (3) neuroprotective effects. Recent evidence also indicates that vidofludimus calcium activates a yet-to-be-disclosed target with neuroprotective properties, which may enhance its potential benefit for patients. Additionally, vidofludimus calcium has an attractive pharmacokinetic, safety and tolerability profile and has already been exposed to more than 1,100 human subjects and patients in either of the drug’s formulations.

Our second drug candidate, IMU-935, is a highly potent and selective inverse agonist of a transcription factor called RORγt. We believe that the nuclear receptor RORγt is a main driver for the differentiation of T-helper 17 (“Th17”) cells and the release of cytokines involved in various inflammatory and autoimmune diseases. We believe this target is an attractive alternative to approved antibodies as acting on interleukin-23 (“IL-23”), the IL-17 receptor and IL-17. We have observed strong cytokine inhibition targeting both Th1 and Th17 responses in preclinical testing, as well as indications of activity in animal models for psoriasis, graft versus host disease, MS and inflammatory bowel disease ("IBD"). Preclinical experiments indicated that, while leading to a potent inhibition of Th17 differentiation, inhibition of cytokine secretion, and induction of regulatory T cells, IMU-935 did not affect thymocyte maturation, one of the important physiological functions of RORγt that should be maintained. Based on these preclinical data and the selectivity of the effect maintaining important physiological functions while providing the desired anti-Th17 effect, we believe that IMU-935 has potential to be a best-in-class therapy for various autoimmune diseases. A Phase 1 clinical trial exploring safety, tolerability, pharmacodynamics, pharmacokinetics and exploratory efficacy of IMU-935 in psoriasis patients is currently ongoing. A pre-planned group-level interim analysis revealed on October 20, 2022 noted that the initial two active dose cohorts did not separate from placebo at four weeks. The overall trial is ongoing and remains blinded. Although the safety data also remains blinded, administration of IMU-935 and placebo in this trial were demonstrated to be safe and well-tolerated, and no new safety signals were observed. We expect to continue IMU-935’s development in psoriasis and will further analyze the available data to determine next steps for the program. An exploratory Phase 1 trial investigating the drug-drug interaction (“DDI”) potential of IMU-935 was completed in the second quarter of 2022. Additionally, IMU-935 has been shown in preclinical models to target an established mechanism of treatment resistance to androgen receptor therapy, making it a potential treatment option for patients with metastatic castration-resistant prostate cancer (“mCRPC”). A Phase 1 clinical trial exploring safety and tolerability of increasing doses of IMU-935 to establish the maximum tolerated dose and the recommended Phase 2 dose is currently ongoing in patients with mCRPC.

Our third program, IMU-856, which we believe to be novel, is an orally available small molecule modulator that targets a protein which serves as a transcriptional regulator of intestinal barrier function and regeneration of bowel epithelium. We have not yet disclosed the molecular target for IMU-856 to the public. Based on preclinical data, we believe this compound may represent a new treatment approach, as the mechanism of action targets the restoration of the intestinal barrier function and bowel wall architecture in patients suffering from gastrointestinal diseases such as celiac disease, IBD, irritable bowel syndrome with diarrhea and other intestinal barrier function associated diseases. We believe that, because IMU-856 has been shown in preclinical investigations to avoid suppression of immune cells, it may therefore have the potential to maintain immune surveillance for patients during therapy, an important advantage versus chronic treatment with potentially immunosuppressive medications. The final portion of a Phase 1 clinical trial exploring the safety and tolerability of IMU-856 in celiac disease patients during periods of gluten-free diet and gluten challenge is currently ongoing and we expect initial results to be available in 2023.

We expect to continue to lead most of our research and development activities from our Gräfelfing, Germany location, where dedicated scientific, regulatory, clinical and medical teams conduct their activities. Due to these teams' key relationships with local and international service providers, we anticipate that this will result in timely, cost-effective execution of our development programs. In addition, we are using our subsidiary in Melbourne, Australia to expedite the early clinical trials for IMU-935 and IMU-856. We also conduct preclinical work in Halle/Saale, Germany through a collaboration with the Fraunhofer Institute.

Our business, operating results, financial condition and growth prospects are subject to significant risks and uncertainties, including the failure of our clinical trials to meet their endpoints, failure to obtain regulatory approval and failure to obtain needed additional funding on acceptable terms, if at all, to complete the development and commercialization of our three development programs.

Acquisition History

Our wholly-owned subsidiary Immunic AG acquired IMU-838 and IMU-935 in September 2016 from 4SC AG, a publicly traded company based in Planegg-Martinsried near Munich, Germany, through asset acquisitions. Our rights to IMU-856 are secured pursuant to an option and license agreement with Daiichi Sankyo Co., Ltd. in Tokyo, Japan. On January 5, 2020, Immunic AG exercised its option under the agreement with Daiichi Sankyo to acquire the exclusive global rights to commercialize IMU-856. The license also grants Immunic AG the rights to Daiichi Sankyo’s patent application related to IMU-856. Concurrent with the option exercise, Immunic AG paid to Daiichi Sankyo a one-time upfront licensing fee. Going forward, Daiichi Sankyo is eligible to receive future development, regulatory and sales milestone payments, as well as royalties related to IMU-856.

Commercialization Strategy

Our products are being developed with the aim of demonstrating meaningful improvements over the current standard of care in a number of autoimmune diseases. Our focus to date has been to execute state-of-the-art clinical trials in an efficient manner in order to show clinically meaningful benefits that ultimately facilitate broad commercial adoption in major markets, either by ourselves or through partnerships.

We expect to continue to lead most of our research and development activities from our Grafelfing, Germany location, where dedicated scientific, regulatory, clinical and medical teams conduct their activities. Due to these teams’ key relationships with local and international service providers, we anticipate that this is likely to result in more timely, cost-effective execution of our development programs. In addition, we leverage our global presence, including our subsidiary based in Melbourne, Australia, to expedite early clinical development of our programs.

Corporate Information

Prior to April 12, 2019, we were a clinical-stage biotherapeutic company known as Vital Therapies, Inc. that had historically been focused on the development of a cell-based therapy targeting the treatment of acute forms of liver failure. Vital Therapies, Inc. was originally incorporated in the State of California in May of 2003 as Vitagen Acquisition Corp., subsequently changed its name to Vital Therapies, Inc. in June 2003, and reincorporated in Delaware in January 2004. In April 2019, we completed an exchange transaction with Immunic AG pursuant to which holders of ordinary shares of Immunic AG exchanged all of their shares for shares of our common stock, resulting in Immunic AG becoming our wholly owned subsidiary. Following the exchange, we changed our name to Immunic, Inc. and we became a clinical-stage biopharmaceutical company focused on the development of selective oral therapies in immunology with the goal of becoming a leader in treatments for chronic inflammatory and autoimmune diseases.

Our corporate headquarters are located at 1200 Avenue of the Americas, Suite 200, New York, New York 10036. We also have an office at Lochhamer Schlag 21, 82166 Grafelfing, Germany. Our telephone number is (332) 255-9818. We maintain a website at www.imux.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase shares of our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 13,793,104 shares of our common stock. All of the shares, if and when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prices and on terms that will be determined by each selling stockholder at the time of sale. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered by the Selling Stockholders:	Up to 13,793,104 shares of common stock, par value $0.0001 per share.
Terms of the Offering:	Each selling stockholder will determine when and how it sells the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”
Common Stock Outstanding at November 30, 2022:	44,358,099 shares.
Use of Proceeds:	We will not receive any proceeds from the sale of up to 13,793,104 shares of common stock by the selling stockholders under this prospectus.
Risk Factors:

An investment in the common stock offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should consider carefully when making an investment decision.

Nasdaq Symbol:	IMUX

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to the Offering and Shares of Our Common Stock

We have a limited operating history with our current business plan, have incurred significant losses since 2016, anticipate that we will continue to incur significant and increasing losses for the foreseeable future and may never achieve or maintain profitability. The absence of any commercial sales and our limited operating history make it difficult to assess our future viability.

We are a development-stage pharmaceutical company with a limited operating history with our current business plan. Our net losses were $92.9 million and $44.0 million for the years ended December 31, 2021 and 2020, respectively. As of September 30, 2022, we had an accumulated deficit of $260.8 million to date and have not generated any revenue from our current product candidates. Moreover, Immunic AG, the company’s operating subsidiary, has only a limited operating history upon which stockholders can evaluate our business and prospects, is not profitable and has incurred losses in each year since its inception in 2016. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology industry.

We have devoted substantially all of our financial resources to identify, acquire and develop our product candidates, including providing general and administrative support for our operations. We expect our losses to increase as we continue to conduct clinical trials and continue to develop our lead product candidates. We expect to invest significant funds into the research and development of our current product candidates to determine the potential to advance these product candidates to seek regulatory approval. To date, we have financed our operations primarily through the sale of equity securities. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants.

We do not expect to generate significant revenue unless and until we are able to obtain marketing approval for, and successfully commercialize, any current or future product candidate. However pharmaceutical product development is an extremely costly and highly speculative undertaking and involves a substantial degree of risk. In addition, if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive regulatory approval, and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for our product candidates. Even if we eventually obtain adequate market share for our product candidates, to the extent they receive regulatory and market approval, the potential markets for our product candidates may not be large enough for us to become profitable.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and our expenses will increase substantially if and as we:

•	continue the clinical development of our product candidates;

•	continue efforts to discover, develop and/or acquire new product candidates;

•	undertake the manufacturing of our product candidates for clinical development and, potentially, commercialization, or increase volumes manufactured by third parties;

•	advance our programs into larger, more expensive clinical trials;

•	initiate additional preclinical, clinical, or other trials or studies for our product candidates;

•	seek regulatory and marketing approvals and reimbursement for our product candidates;

•	experience any delays or encounter issues with the development and process for regulatory approval of our product candidates such as safety issues, clinical trial accrual delays, longer follow-up for planned studies, additional major studies or supportive studies necessary to support marketing approval;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval and market for our self;

•	make milestone, royalty or other payments under any third-party license agreements;

•	seek to maintain, protect and expand our intellectual property portfolio;

•	seek to retain current skilled personnel and attract additional personnel; and

•	add operational, financial and management, and information systems personnel, including personnel to support our product development and commercialization efforts.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Failure to become and remain profitable would decrease the value of our company and the trading price of our common stock and could impair our ability to raise capital, expand our business, maintain our development efforts, expand our pipeline of product candidates or continue our operations.

Investment in our common stock is speculative and involves a high degree of risk. You may lose your entire investment.

There is no guarantee that shares of our common stock will earn any positive return in the short term or long term. Investing in our common stock is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Purchasing shares of our common stock is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

We will not receive any of the proceeds from the sale of shares of common stock in this offering, so your purchase of shares will not directly benefit the Company.

The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any proceeds from the sale of shares of common stock in this offering, so we will not directly benefit from your purchase. We will, however, bear the costs incurred in connection with the registration of these shares of common stock.

The market price for shares of our common stock is volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control.

The market price of our common stock has been, and is expected to continue to be, subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	reports on, or the perception of, clinical trial progress, or the lack thereof, such as our announcement on October 20, 2022 of the interim group-level data of our phase 1b clinical trial of IMU-935 in psoriasis, which resulted in a significant decline in the market price of our common stock;

•	our ability to obtain regulatory approvals for our product candidates, and delays or failures to obtain such approvals;

•	failure of any of our approved product candidates to achieve commercial success;

•	failure to maintain our existing third-party license, supply and manufacturing agreements;

•	failure by us or our licensors to prosecute, maintain, or enforce our intellectual property rights;

•	changes in laws or regulations (or their interpretation) applicable to our product candidates;

•	any inability to obtain adequate supply of our product candidates or the inability to do so at acceptable prices;

•	adverse regulatory authority decisions or delays;

•	introduction of new products, services, or technologies by our competitors;

•	failure to meet or exceed financial and development projections that we may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	the perception of the pharmaceutical industry in general, and companies addressing our disease indications in particular, by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic collaborations, joint ventures, or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	additions or departures of key personnel;

•	significant lawsuits, including patent, product liability or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about our business, or if they issue negative or misleading opinions regarding our business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions;

•	sales of common stock by the company or our stockholders in the future;

•	trading volume of our common stock;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the markets in which we operate, including with respect to other products and product candidates in such markets;

•	the introduction of technological innovations or new therapies that compete or might compete with our product candidates;

•	changes in the structure of healthcare payment systems; and

•	period-to-period fluctuations in our financial results.

Moreover, stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations have had, and can be expected to continue to have, adverse effects on the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Additionally, a decrease in our stock price may cause our common stock to no longer satisfy the continued listing standards of The Nasdaq Global Select Market. If we are not able to maintain the requirements for listing on The Nasdaq Global Select Market, we could be delisted, which would likely result in an immediate and significant decline in the trading price and liquidity of our stock, and would have a materially adverse effect on our ability to raise additional funds.

Your ownership interest will be diluted and our stock price could decline when we issue additional shares of common stock.

 We expect to issue from time to time in the future additional shares of our common stock or securities convertible into, or exercisable or exchangeable for, shares of our common stock, in connection with possible financings, acquisitions, equity incentives for employees or otherwise. Any such issuance could result in substantial dilution to existing stockholders and cause the trading price of our common stock to decline.

We have never paid cash dividends and investors should not expect us to do so in the foreseeable future.

The current expectation is that we will retain any future earnings to fund the development and growth of our business. As a result, any capital appreciation of our common stock will be stockholders’ sole source of any gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for shares of our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, which research and reports are not and would not be subject to our control. We currently receive research coverage by securities analysts, but industry analysts that currently cover us may cease to do so. If industry analysts cease coverage of our company, the trading price for our common stock could be materially and adversely impacted. If one or more of the analysts who cover us downgrade the common stock or publish inaccurate or unfavorable research about our business, our share price may be materially and adversely impacted. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price, trading volume and liquidity to decline.

A decline in the price of our common stock could affect our ability to raise any required working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of the common stock and a reduction in our ability to raise any required capital for our operations. A reduction in our ability to raise equity capital in the future may have a material adverse effect upon our business plan and operations. If our share price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 13,793,104 shares of common stock by the selling stockholders under this prospectus (and/or their respective pledgees, donees, transferees, distributees, or other successors in interest that receive any such shares as a gift, partnership distribution or other non-sale related transfer).

We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. The selling stockholders will each bear their respective brokerage fees, commissions and discounts, fees and other expenses if any, attributable to the sale or disposition of the shares held by such selling stockholder.

SELLING STOCKHOLDERS

The selling stockholders acquired the shares of common stock being registered for resale under this prospectus pursuant to a Securities Purchase Agreement, dated October 10, 2022, by and among us and the selling stockholders. Pursuant to the Securities Purchase Agreement, we issued and sold in a private placement to select accredited investors and certain existing investors: (i) 8,696,552 shares of our common stock, par value $0.0001 per share, at a purchase price of $4.35 per share; and (ii) 5,096,552 pre-funded warrants at a purchase price of $4.34 per pre-funded warrant, to purchase shares of our common stock for an exercise price of $0.01 per share of common stock.

The pre-funded warrants are immediately exercisable and remain exercisable until exercised in full. However, under the terms of the pre-funded warrants, a selling stockholder may not exercise the pre-funded warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such pre-funded warrants which have not been exercised. The number of shares of common stock in the columns below do not reflect this limitation.

The private placement closed on October 12, 2022. The gross proceeds of the private placement were approximately $60.0 million, before deducting offering expenses payable by us. We intend to use the net proceeds from the private placement to fund the ongoing clinical development of our three lead product candidates, vidofludimus calcium (IMU-838), IMU-935 and IMU-856, and for other general corporate purposes.

The Securities Purchase Agreement provides for the registration for resale of the (i) 8,696,552 shares of our common stock sold in the private placement and (ii) 5,096,552 shares of our common stock issuable upon exercise of pre-funded warrants sold in the private placement. This prospectus registers the total of 13,793,104 shares of common stock for resale by the selling stockholders.

All information with respect to share ownership of each of the selling stockholders has been furnished by the respective selling stockholder. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time in one or more transactions pursuant to this prospectus. To our knowledge, other than the relationships described herein, no selling stockholder or any of its affiliates has any family relationships with our officers, directors or controlling stockholders. Information in the table below is based on 44,358,099 shares of our common stock outstanding on November 30, 2022.

If a selling stockholder is an affiliate of broker-dealers, it and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to the selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholder. To our knowledge, each selling stockholder has sole voting and investment power with respect to its shares of common stock, except as otherwise indicated in the footnotes to the table below. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to selling stockholders who are able to use this prospectus to resell the shares of common stock registered hereby.

Selling Stockholder	Shares Beneficially Owned Before the Offering [1]		Maximum Number of Shares to be Offered in the Offering [2]	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering 1 2
	Number	Percentage [3]		Number	Percentage [3]
Adage Capital Partners L.P.[4]	459,770	1.04%	459,770	—	—
Certain funds managed by RTW Investments, LP5	3,861,290	8.70%	689,655	3,171,635	7.15%
Biotechnology Value Fund, L.P.[6]	615,282	1.39%	615,282	—	—
Biotechnology Value Fund II, L.P.[7]	466,622	1.05%	466,622	—	—
Biotechnology Value Trading Fund OS LP8	52,959	*	52,959	—	—
MSI BVF SPV, LLC[9]	14,562	*	14,562	—	—
Deep Track Biotechnology Master Fund, Ltd.[10]	4,022,989	9.07%	4,022,989	—	—
Biomedical Offshore Value Fund, Ltd.[11]	257,299	*	257,299	—	—
Biomedical Value Fund, L.P.[12]	374,885	*	374,885	—	—
Commodore Capital Master LP13	2,873,563	6.47%	2,873,563	—	—
RA Capital Healthcare Fund, L.P.[14]	632,184	1.43%	632,184	—	—
Logos Global Master Fund LP15	211,000	*	211,000	—	—
Logos Opportunities Fund III LP16	421,184	*	421,184	—	—
Sphera Biotech Master Fund LP17	65,908	*	65,908	—	—
Sphera Global Healthcare Master Fund[18]	49,035	*	49,035	—	—
Invus Public Equities, L.P.[19]	1,274,713	2.87%	574,713	700,000	1.58%
Parkman Healthcare Partners LLC[20]	459,770	1.04%	459,770	—	—
Point72 Associates, LLC[21]	714,655	1.61%	689,655	25,000	*
Vivo Opportunity Fund Holdings, L.P.[22]	632,184	1.43%	632,184	—	—
Woodline Master Fund LP23	229,885	*	229,885	—	—

* Less than 1%

1 This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Shares of common stock issuable upon exercise of the pre-funded warrants as well as shares of common stock subject to warrants, options or rights currently exercisable, or exercisable within 60 days of November 30, 2022 are counted as beneficially owned by the selling stockholder.

2 Represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus, including shares issuable upon the exercise of pre-funded warrants issued in the private placement, and assumes all of the shares of common stock offered are sold. ”

3 Based on 44,358,099 shares of our common stock outstanding on November 30, 2022.

4 Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of the shares of common stock held by Adage Capital Partners L.P. The business address of Adage Capital Partners L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

5 Consists of 3,861,290 shares of common stock held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited (collectively, the “RTW Funds”) as of November 30, 2022. RTW Investments, LP is the investment manager of the RTW Funds. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments, L.P. Each of the RTW Funds and Dr. Wong disclaims any beneficial ownership of the shares of common stock directly held by the RTW Funds, except to the extent of its or his pecuniary interest therein. The address for each of these entities and individuals is 40 10th Avenue, Floor 7, New York, New York 10014.

6 BVF I GP LLC is the general partner of Biotechnology Value Fund, L.P. (“BVF”) and, accordingly, may be deemed to beneficially own the shares held by BVF. BVF GP Holdings LLC is the sole member of BVF I GP LLC and, accordingly, may be deemed to beneficially own the shares held by BVF. BVF Partners L.P. as the investment manager of BVF, may be deemed to beneficially own the shares held by BVF. BVF Inc., as the general partner of BVF Partners L.P. and Mark N. Lampert as director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF. The business address of BVF is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

7 BVF II GP LLC is the general partner of Biotechnology Value Fund II, L.P. (“BVF2”) and, accordingly, may be deemed to beneficially own the shares held by BVF2. BVF GP Holdings LLC is the sole member of BVF II GP LLC and, accordingly, may be deemed to beneficially own the shares held by BVF2. BVF Partners L.P. as the investment manager of BVF2, may be deemed to beneficially own the shares held by BVF2. BVF Inc., as the general partner of BVF Partners L.P. and Mark N. Lampert as director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF2. The business address of BVF2 is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

8 BVF Partners OS Ltd. is the general partner of Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and, accordingly, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF Partners L.P., as the sole member of BVF Partners OS Ltd., may be deemed to beneficially own the shares held by Trading Fund OS. BVF Inc. as the general partner of BVF Partners L.P. and Mark N. Lampert as director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. The business address of Trading Fund OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

9 BVF Partners L.P. as the investment manager of MSI BVF SPV, LLC (“MSI”) may be deemed to beneficially own the shares held by MSI. BVF Inc., as the general partner of BVF Partners L.P. and Mark N. Lampert as director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by MSI. The business address of MSI is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

10 Consists of 4,022,989 shares of common stock issuable upon the exercise of pre-funded warrants. The business address of Deep Track Biotechnology Master Fund, Ltd. is 200 Greenwich Ave., 3rd Floor, Greenwich, CT 06830.

11 Great Point Partners, LLC is the investment manager for Biomedical Offshore Value Fund, Ltd. and, accordingly, may be deemed to beneficially own the shares held by Biomedical Offshore Value Fund, Ltd. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point Partners, and Mr. Ortav Yehudai, as Managing Director of Great Point, has voting and investment power with respect to the shares, and therefore may be deemed to be the beneficial owner of the shares. The business address for Great Point Partners, LLC and Biomedical Offshore Value Fund, Ltd. Is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

12 Great Point Partners, LLC is the investment manager for Biomedical Value Fund, L.P. and, accordingly, may be deemed to beneficially own the shares held by Biomedical Value Fund, L.P. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point Partners, and Mr. Ortav Yehudai, as Managing Director of Great Point, has voting and investment power with respect to the shares, and therefore may be deemed to be the beneficial owner of the shares. The business address for Great Point Partners, LLC and Biomedical Value Fund, L.P. Is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

13 Consists of 1,800,000 shares of common stock and pre-funded warrants to purchase 1,073,563 additional shares of common stock. Commodore Capital Master LP has shared investment and voting power over these shares with its investment manager, Commodore Capital LP, which may be deemed to beneficially own these securities. The business address of Commodore Capital Master LP and Commodore Capital LP is 767 Fifth Avenue, Floor 12, New York, NY 10153.

14 RA Capital Management, L.P. is the investment manager for RA Capital Healthcare Fund, L.P. (“RACHF”). The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RACHF. Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The business address of the persons and entities set forth in this footnote is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

15 Logos Global Management LP, is investment manager and attorney-in-fact for Logos Global Master Fund LP and, accordingly, may be deemed to beneficially own the shares of common stock held by Logos Global Master Fund LP. The business address of Logos Global Master Fund LP and Logos Global Management LP is 1 Letterman Drive, Building C, Suite C3-350, San Francisco, CA 94129.

16 Logos Opportunities II GP, LLC is the general partner of Logos Opportunities Fund III LP and, accordingly, may be deemed to beneficially own the shares of common stock held by Logos Opportunities Fund III LP. The business address Logos Opportunities Fund III LP and Logos Opportunities II GP, LLC is 1 Letterman Drive, Building C, Suite C3-350, San Francisco, CA 94129.

17 These shares are owned directly by Sphera Biotech Master Fund LP, which has delegated its investment management authority to Sphera Global Healthcare Management Ltd. Accordingly, Sphera Global Healthcare Management Ltd. may be deemed to beneficially these shares. The business address of Sphera Global Biotech Master Fund LP and Sphera Global Healthcare Management Ltd. Is 4 Yitzhak Sadeh, Tel Aviv, Israel 6777520.

18 These shares are owned directly by Sphera Global Healthcare Master Fund, which has delegated its investment management authority to Sphera Global Healthcare Management Ltd. Accordingly, Sphera Global Healthcare Management Ltd. may be deemed to beneficially these shares. The business address of Sphera Global Healthcare Master Fund and Sphera Global Healthcare Management Ltd. Is 4 Yitzhak Sadeh, Tel Aviv, Israel 6777520.

19 Invus Public Equities Advisors, LLC controls Invus Public Equities, L.P., as its general partner and, accordingly, may be deemed to beneficially own the shares held by Invus Public Equities, L.P.. The business address for Invus Public Equities, L.P. and Invus Public Equities Advisors, LLC is 750 Lexington Avenue, 30th Floor, New York, NY 10022..

20 Parkman Healthcare Partners LLC provides investment advisory services to funds and clients that hold an aggregate of 459,770 shares of common stock of Immunic, Inc. Gregory Martinez is the managing member of Parkman Healthcare Partners LLC, and may therefore be deemed to have indirect beneficial ownership of the securities owned by the funds or clients of Parkman Healthcare Partners LLC by virtue of his ability to control Parkman Healthcare Partners LLC. Gregory Martinez disclaims beneficial ownership of the securities indirectly held by Parkman Healthcare Partners LLC, except to the extent of his pecuniary interest therein, if any. The business address of Parkman Healthcare Partners LLC is 700 Canal Street, 2nd Floor, Stamford, CT 06902..

21 Pursuant to an investment management agreement, Point72 Asset Management, L.P. (“Point72 Asset Management”) maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC (“Point72 Associates”). Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management. Steven A. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors, Inc. As such, each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen may be deemed to beneficially own the shares held by Point72 Associates. Each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen disclaims beneficial ownership of any such shares. The address of the principal business office of Point72 Associates, Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen is c/o Point 72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902.

22 The general partner of Vivo Opportunity Fund Holdings, L.P. is Vivo Opportunity, LLC and, as such, may be deemed to beneficially own the shares held by Vivo Opportunity Fund Holdings, L.P. The business address of Vivo Opportunity Fund Holdings, L.P. is 192 Lytton Avenue, Palo Alto, CA 94301.

23 Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares of common stock. Woodline Partners LP disclaims any beneficial ownership of these shares. The address of Woodline Master Fund LP. is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, including their respective pledgees, donees, transferees or other successors-in-interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus, but each selling stockholder will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of shares by that selling stockholder. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.

Each of the selling stockholders may sell shares of common stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares of common stock that it is allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:

•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent;

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares of common stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of common stock;

•	short sales or transactions to cover short sales relating to the shares of common stock;

•	one or more exchanges or over-the-counter market transactions;

•	through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of a selling stockholder; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling stockholder may also resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

A selling stockholder may enter into sale, forward-sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward-sale or derivative transactions, the third parties may sell securities covered by this prospectus or the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward-sale or derivative arrangements, or shares pledged by a selling stockholder or borrowed from a selling stockholder or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, a selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of common stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also sell securities short and redeliver securities to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. A selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the common stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of common stock to investors in our securities or a selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of, including:

•	the number of shares of common stock offered;

•	the price of such common stock;

•	the proceeds to the selling stockholder from the sale of such common stock;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

In connection with sales of common stock covered hereby, a selling stockholder and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by such selling stockholder and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because selling stockholders may be deemed to be “underwriters” under the Securities Act, selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of Nasdaq in accordance with Rule 153 under the Securities Act.

We or selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their respective affiliates in the ordinary course of business.

Selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by a selling stockholder. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. These restrictions may affect the marketability of such common stock.

In order to comply with applicable securities laws of some states, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of common stock of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Dentons US LLP.

EXPERTS

The consolidated financial statements of Immunic, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

We file annual, quarterly and other reports, proxy and information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is www.sec.gov. We maintain a website at www.imux.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 24, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 4, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed on November 3, 2022;

•	our definitive Proxy Statement for our 2022 annual meeting of stockholders, filed on April 27, 2022;

•	our Current Report on Form 8-K, filed on October 11, 2022;

•	our Current Report on Form 8-K, filed on October 20, 2022;

•	our Current Report on Form 8-K, filed on November 3, 2022;

•	our Current Report on Form 8-K, filed on November 17, 2022; and

•	the description of our common stock contained in our registration statement on Form 8-Al2B, filed with the SEC on November 15, 2013 (File No. 001-36201), and all amendments or reports filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Immunic, Inc.
Attn: Corporate Secretary
1200 Avenue of the Americas, Suite 200
New York, New York 10036

PROSPECTUS

December 20, 2022